Exhibit 99.1

etrials Worldwide CEO Chip Jennings Resigns

Chuck Piccirillo Named Interim CEO

MORRISVILLE, N.C. - July 10, 2008 - etrials Worldwide, Inc. (Nasdaq: ETWC), a leading provider of adaptive eClinical software and services that optimize clinical trial management by turning data into intelligence and shortening the pathway to an actionable study endpoint, announced today that Eugene (“Chip”) Jennings has resigned his position as president and chief executive officer, and his board seat effective July 8 for family reasons. The board has named Chuck Piccirillo, etrials vice president of technology, interim president and chief executive officer while it conducts a national search for a new chief executive officer.  Both internal and external candidates will be considered. Mr. Jennings has agreed to remain available on a consultative basis to facilitate a smooth transition of his responsibilities.

“On behalf of etrials board of directors, I would like to thank Chip for his leadership in setting in motion a major transformation at etrials since joining the company in May of last year,” said Robert Brill, chairman of the board of directors. “Chip leaves the company with an effective sales management team and revitalized sales force, and the entire organization is keenly focused on driving sales of integrated solutions that uniquely address the needs of our customers.

“To Chip’s credit, he also formed a high-caliber senior management team to execute the growth strategy and implement the re-engineering initiatives across the organization,” added Brill.  “As a key member of this seasoned executive team, Chuck has spearheaded etrials integrated solutions plans – it’s a cornerstone of the company’s strategy to increase market share and capture opportunities in the growing mid-tier market.”

“I am honored to have the opportunity to lead etrials in implementing our strategy and executing on our growth plans,” said Chuck, interim chief executive officer. “At etrials our number one priority is customer satisfaction, and we are dedicated to helping our customers make the clinical trial process work smarter; providing them with the right solution, backed by powerful tools and consultative expertise, to meet their needs; and delivering high-touch service throughout a clinical trial.”

About etrials(R)
etrials Worldwide, Inc. (Nasdaq: ETWC) a leading provider of eClinical software and services to pharmaceutical, biotechnology, medical device, and contract research organizations offers adaptive, Web-based tools that work together to coordinate data capture, logistics, patient interaction and trial management – turning data into intelligence and shortening the pathway to an actionable study endpoint. etrials is one of the only top-tier solution providers that offers electronic data capture (EDC), interactive voice and Web response (IVR/IWR), electronic patient diaries (eDiary) as part of a flexible and integrated software-as-a-service (SaaS) platform or as individual solutions to capture high quality data from multiple pivot points to enable real-time access for perfectly informed decision-making. As an experienced leader, etrials has facilitated over 900 trials involving more than 400,000 patients in 60 countries; and has participated in 33 studies used for new drug applications. To learn more visit us at www.etrials.com. etwcf

Forward-Looking Statements

This announcement contains forward-looking statements, including statements regarding future growth and increases in market share, all of which involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, delays in the current schedule for clinical trials by existing clients, utilization of our software and services by clients to a lesser degree than is currently expected and terminations of existing projects, all of which are possible because our client agreements do not generally have minimum volume guarantees and can be terminated without penalty by clients, and failure to secure new project bookings at the rate management targets. More information about potential factors which could cause actual results to differ from the forward looking statements included in this announcement is included in our filings with the Securities and Exchange Commission, including in the Risk Factors section of the Form 10-KSB filed with the Securities and Exchange Commission on March 10, 2008. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

etrials Worldwide, Inc.	Page 2

etrials® is the registered trademark in the United States of etrials Worldwide, Inc. Other marks belong to their respective owners and are used with permission.

SOURCE: etrials Worldwide, Inc.

Contacts:
Investors:	Media:
Lippert/Heilshorn & Associates	etrials Worldwide, Inc.
Jody Burfening/Amy Gibbons	Chris Sakell
212-838-3777	919-653-3658
agibbons@lhai.com	Chris.Sakell@etrials.com

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